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                                                                      EXHIBIT 15


August 31, 1999

The Board of Directors
Spalding Holdings Corporation
Chicopee, Massachusetts

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Spalding Holdings Corporation and subsidiaries for the fiscal quarters ended April 3, 1999 and July 3, 1999, as indicated in our reports dated May 6, 1999 and August 6, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1999 and July 3, 1999, are being used in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut